UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                     PURSUANT TO SECTION 13 OR 15(D) OR THE
                        SECURITIES EXCHANGE ACT OF 1934


                                  March 16, 1998




              ML-LEE ACQUISITION FUND (RETIREMENT ACCOUNTS) II, L.P. (Exact name of registrant as specified in its governing instruments)


              Delaware                               04-3028397
   (State or other jurisdiction of        (IRS Employer Identification No.)
   incorporation or organization)



                             World Financial Center
                            South Tower - 23rd Floor
                         New York, New York 10080-6123
              (Address of principal executive office and zip code)


Registrant's telephone number, including area code: (212) 236-7339


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                              ITEM 5. OTHER EVENTS


     On February 28, 1998, First Alert, a Managed Company in the portfolio of ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. ("the Retirement Fund") and Sunbeam Corporation ("Sunbeam") executed a definitive merger agreement whereby Sunbeam will acquire all of the outstanding shares of First Alert Common Stock for approximately $175 million ($5.25 per share) by means of a tender offer (the "Tender Offer"), and assume all of the debt of First Alert. Pursuant to the Tender Offer, which was executed on March 6, 1998, the Retirement Fund tendered all of its shares of First Alert Common Stock and expects to receive proceeds of approximately $11.98 million. The per Unit amount to be distributed to the Retirement Fund's Limited Partners from this transaction is not determinable at this time. Any distribution of these net Distributable Capital Proceeds after the payment of expenses and the establishment of reserves, as provided for in the Retirement Fund's Partnership Agreement, will be distributed to Limited Partners of record as of the date of the expiration of this Tender Offer, which is scheduled to be on April 2, 1998, unless the Tender Offer is extended.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 16th day of March, 1998.


              Signature                           Title



______________________              ML Mezzanine II Inc.
Audrey Bommer                       Vice President and Treasurer
                                    (Principal Financial Officer of Registrant)



______________________              ML Mezzanine II Inc.
Roger F. Castoral, Jr.              Vice President and Assistant Treasurer
                                    (Principal Accounting Officer of Registrant)